SIXTH AMENDMENT TO THE FUND PARTICIPATION AGREEMENT

THIS SIXTH AMENDMENT TO THE FUND PARTICIPATION AGREEMENT is made as of this __ day of January, 2014 (the “Amendment”) by and between PRUDENTIAL INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of New Jersey, PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, a life insurance company organized under the laws of the State of New Jersey, PRUCO LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Arizona (individually or collectively, “Insurance Company”), each of DREYFUS VARIABLE INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. DREYFUS STOCK INDEX FUND, INC. and DREYFUS INVESTMENT PORTFOLIOS (each a “Fund”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, Insurance Company and each Fund are parties to that certain Fund Participation Agreement dated April 11, 1997, as amended April 15, 2011, October 14, 2008, August 15, 2006, September 1, 2000, and March 1, 2000, (the “Agreement”) in which Insurance Company offers to the public certain variable annuity contracts and variable life insurance contracts; and

WHEREAS, Insurance Company has established operational capabilities to utilize the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration verification system (“Fund/SERV”); and

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system as described herein; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	Notwithstanding any other provision to the contrary, including Sections 3.5. 3.6 and
3.8 of Article III entitled “Fund Shares” to the extent that the parties intend to utilize the Fund/Serv System, then the following provisions shall apply:

a.	Transmission of Order Instructions.

i.
On each Business Day, Insurance Company shall aggregate all purchase orders and redemption orders (“Orders”) for each  Separate Account received by Insurance Company prior to the close of trading on the New York Stock Exchange (“NYSE”), which is generally 4:00 p.m. Eastern time (“Day 1”). Insurance Company shall communicate to MBSC Securities Corporation, as underwriter/distributor for the Participating Fund (“MBSC”)], by Fund/SERV, the aggregate Orders for each Separate Account received by 4:00 p.m. Eastern time on Day 1 by no later than the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") Cycle 8 (generally 7:30 a.m. Eastern time) on the following Business Day ("Day 2"). Each Participating Fund  shall treat all trade Orders communicated to MBSC, on behalf of such Participating Fund  in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on Day 1. Insurance Company represents that Orders it receives after 4:00 p.m. Eastern time ("Day 2") will be transmitted to MBSC, on behalf of the Participating Fund  using the following Business Day's net asset value.

ii.
Insurance Company represents and warrants that (i) Insurance Company’s internal control structure over the processing and transmission of  Orders is suitably designed to help prevent and detect on a timely basis Orders received by close of trading on the NYSE on Day 1 (“Close of Trading”) from being aggregated with Orders received after the Close of trading and to minimize errors that could result in late transmission of Orders (“Internal Control Procedures”); and (ii) Insurance Company will review annually the adequacy of its Internal Control Procedures and will change and modify them a necessary to maintain their adequacy.

.	b.	Settlement. Settlement of all Orders accepted by Participating Fund, or

MBSC on its behalf, shall occur consistent with the requirements of the DCC&S Fund/Serv system.  Orders accepted by Participating Fund, or by MBSC on its behalf but not transmitted via the DCC&S Fund/Serv system shall be settled in accordance with the Agreement.

2.
Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.	Counterparts.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PRUDENTIAL INSURANCE COMPANY OF AMERICA Signed: ______________________________ Name: ______________________________ Title: ______________________________ Date: ______________________________	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY Signed: ______________________________ Name: Title: Date: ______________________________
PRUCO LIFE INSURANCE COMPANY Signed: ______________________________ Name: Title: Date: ______________________________	THOSE DREYFUS FUNDS LISTED ABOVE AS PARTIES TO THE AGREEMENT Signed: ______________________________ Name: Title: Date: ______________________________